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                                                                      EXHIBIT 12



                        ITT CORPORATION AND SUBSIDIARIES
             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (MILLIONS OF DOLLARS)


                                                                                    NINE MONTHS
                                                                                 ENDED SEPTEMBER 30,
                                                                                 -------------------
                                                                                   1997       1996
                                                                                   ----       ----
Earnings:
Net Income .................................................................       $340       $183
Add:
  Adjustment for distributions (less than) in excess of undistributed equity
     earnings and losses (a) ...............................................         --          7
  Income taxes .............................................................        276        153
  Minority equity in net income ............................................         23         29
  Amortization of interest capitalized .....................................          3          2
                                                                                   ----       ----
                                                                                    642        374
                                                                                   ----       ----
Fixed Charges:
  Interest and other financial charges .....................................        177        222
  Interest factor attributable to rentals (b) ..............................         19         20
                                                                                   ----       ----
                                                                                    196        242
                                                                                   ----       ----
Earnings, as adjusted ......................................................       $838       $616
                                                                                   ====       ====

Fixed Charges:
  Fixed charges above ......................................................       $196       $242
  Interest capitalized .....................................................         20          8
                                                                                   ----       ----
  Total fixed charges ......................................................       $216       $250
                                                                                   ====       ====

Ratio:

  Earnings, as adjusted, to total fixed charges ............................       3.88       2.46
                                                                                   ====       ====

Notes:

a) The adjustment for distributions in excess of (less than) undistributed equity earnings and losses represents the adjustments to income for distributions in excess of (less than) undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

b) The interest factor attributable to rentals consists of one third of rental charges, deemed by ITT to be representative of the interest factor inherent in rents.